EXHIBIT 99.1

                        PRESS RELEASE DATED JULY 8, 2004
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            tel: 303.665.4200
       fax: 303.665.5955
   1075 South Boulder Road, Suite 205
Louisville, Colorado  80027

                                                        CTA PUBLIC RELATIONS
                                                            www.ctapr.com





                                      NEWS

FOR RELEASE:  Thursday July 8, 2004

CONTACT:
         Brad Long / Investor Relations       Bevo Beaven, Vice President
         Galaxy Energy                        Carl Thompson, Principal
         (360) 945-0395                       CTA Public Relations, Inc.
         (800) 574-4294                       (303) 665-4200

          GALAXY ENERGY ANNOUNCES COALBED METHANE PROPERTY ACQUISITION

DENVER--July 8, 2004--Galaxy Energy Corporation (OTC Bulletin Board: GAXI) through a wholly owned subsidiary has executed a letter agreement to acquire 4,400 net acres of prospective coalbed methane properties in Campbell and Converse Counties, Wyoming.

Under the letter agreement, Galaxy is committed to drill twelve new wells on the acreage in order to earn an initial 50% working interest in those wells along with a 50% working interest in nine existing wells, seven of which have already been completed.

Galaxy has made an initial payment of $100,000 and estimates additional expenditures of $1.2 million will be required to drill the twelve wells and cover associated infrastructure outlays. This agreement, known as the Tower agreement, gives Galaxy the right to acquire for an additional $1.9 million, a 90% working interest in the entire 4,400 acres, including all wells on the property.

The properties are located in the well-developed eastern portion of the Powder River Basin and include the West Recluse and Glasgow projects with target coalbed formations at depths of 500 to 800 feet. Both projects are in areas where there is existing infrastructure development that would allow Galaxy to put existing and newly drilled wells into production rapidly.

"As the wells associated with the Tower agreement go on line, Galaxy is provided the opportunity to develop early cash flow from the existing and initial new wells prior to the expected final closing date of November 1, 2004, after completion of the necessary due diligence," stated Marc E. Bruner, Galaxy's Chairman and Chief Executive Officer.

"The Tower agreement is part of our aggressive coalbed methane development program in the Powder River Basin, where we currently control 54,000 net acres in Wyoming and an additional 32,000 net acres in Montana. During the second half of the year, we expect to add substantially to this position and conduct an aggressive drilling program. Our plan is to have significant and growing production by early 2005."

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane (CBM) properties in the Powder River Basin of Wyoming and Montana.

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This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10K (annual report), 10Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Web site, HTTP://WWW.GALAXYENERGY.COM/, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Carl Thompson at CTA Public Relations at (303) 665-4200, or Renmark Financial Communications at (514) 939-3989.
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